                                                                                    Exhibit 12

                                       UNISYS CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                         ($ in millions)


                                       Six
                                      Months
                                      Ended
                                     June 30,             Years Ended December 31
                                     --------  ------------------------------------------------
                                        1995     1994     1993     1992        1991       1990
                                     --------  ------  -------  -------  ----------  ----------
Income (loss) from continuing
   operations before income taxes     $109.0   $ 14.6   $370.9   $301.3   $(1,425.6)   $(456.8)
Add (deduct) share of loss (income)
   of associated companies            (11.5)     16.6     14.5      3.2        (6.5)     (51.8)
                                     ------    ------   ------   ------     --------     -----
      Subtotal                         97.5      31.2    385.4    304.5    (1,432.1)    (508.6)
                                     ------    ------   ------   ------     --------     -----
Interest expense
   (net of interest capitalized)      101.6     203.7    241.7    340.6       407.6      446.7
Amortization of
   debt issuance expenses               3.0       6.2      6.6      4.8         1.8        1.5
Portion of rental expense
   representative of interest          32.5      65.0     70.5     78.8        80.9       77.0
                                     ------    ------   ------   ------     --------     -----
      Total Fixed Charges             137.1     274.9    318.8    424.2       490.3      525.2
                                     ------    ------   ------   ------     --------     -----
Earnings (loss) from continuing
   operations before income taxes
   and fixed charges                 $234.6    $306.1   $704.2   $728.7     $(941.8)     $16.6
                                     ======    ======   ======   ======     ========     =====
Ratio of earnings to fixed charges     1.71      1.11     2.21     1.72         (a)        (a)
                                     ======    ======   ======   ======     ========     =====

(a) Earnings in 1991 and 1990 were inadequate to cover fixed charges by approximately $1,432.1 million and $508.6 million, respectively.